PrimeSource Mortgage, Inc.	National
Corporate Office	Press
1112 North Main Street	Release
Roswell, NM 88201

FOR IMMEDIATE RELEASE
June 10, 2011

Contact
Name:	Ron W. Hanna
Title:	President and CEO
Phone:	575-257-2339
E-Mail:	ron@wewalkyouhome.com

PSM Holdings, Inc. and Brookside Mortgage LLC. Sign Definitive Agreement

PSM Holdings, Inc. (PSMH) (OTCBB: PSMH-OB) has entered into an Agreement and Plan of Merger with Brookside Mortgage of Tulsa, Oklahoma.   At closing, Brookside Mortgage, LLC will be merged into UCMC a wholly owned subsidiary of PSMI, which is a wholly owed subsidiary of PSMH.  The closing is scheduled for on or before July 1, 2011.   Mr. Greg Mahaney and Mr. Michael Thompson, the principals of Brookside Mortgage, will receive 800,000 shares of PSMH in exchange for all the outstanding equity securities of Brookside.  In addition, Mr. Mahaney will sit on the Board of Directors of PSMH.  The closing of the transaction is subject to certain conditions, including no material changes in the business or financial condition of the entities.

Jeff Smith, President of PSMI, stated, “We are very fortunate to acquire such a professional, mature, and profitable organization like Brookside.  PSMI's motto of:  “We Walk You Home", is very much in keeping with the high standards of service Brookside has offered its clients for years.   We look forward to a long and mutually profitable relationship with Brookside."

For more information regarding this press release, please click on the links below.

•	Permalink URL: http://psmh.brandfuelpr.com/2011/06/08/psm-holdings-social-media-release
•	Tracking URL: http://360.cx/kcRtE4

About PSM Holdings, Inc.

PSM Holdings, Inc., through its wholly owned subsidiary, PrimeSource Mortgage, Inc. (PSMI) provides mortgage brokerage and banking services across the United States. PSMI is currently licensed in 19 states across the United States, and oversees the operations of more than 30 branches.  For more information, visit http://www.psmholdings.com.

Forward-Looking Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements" within the meaning of Section 7A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include but are not limited to that we are in the process of furthering several of the key milestones we achieved last year and creating new growth opportunities for PSM Holdings, Inc. and its subsidiaries, and that we will continue to enter new projects and strategic partnerships in 2011. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of PSM Holdings, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. PSM Holdings, Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

    Contact:
    Ron W. Hanna, President and CEO
    575-257-2339
    ron@wewalkyouhome.com